[LETTER HEAD]                      1155 Rene-Levesque Boulevard West, Suite 2720
                                                       Montreal, Quebec, H3B 2K8
                                              T(514) 337-2447 // F(514) 337 0985


AVENSYS INC. ANNOUNCES ITS INTENTION TO ACQUIRE ASSETS OF ITF OPTICAL TECHNOLOGIES INC.

o     Broadens product offering
o     Provides state-of-the-art facilities for growth
o     Increases distribution channels

MONTREAL, CANADA - (April 5, 2006) - Avensys Inc., a wholly-owned subsidiary of Manaris Corporation (OTCBB: MANS) (FRANKFURT WKN: A0F5LD), today announced that it has entered into a definitive agreement to acquire most of the assets of ITF Optical Technologies Inc. (ITF), a designer and manufacturer of advanced photonic solutions based on proprietary all-fiber technology.

ITF adds complementary products to Avensys' current offerings and provides access to a new potential customer base. ITF specializes in providing sophisticated high-end applications for submarine, military, telecom and industrial uses. This will benefit Avensys and will serve to elevate both the Company's technological depth and production capabilities.

ITF has invested over CAD $50,000,000 in facilities and high-end equipment since its creation in 1997. This acquisition will provide Avensys' fiber component production division, Avensys Technologies, with access to ITF's 10,000 square foot clean room, thereby providing economies of scale and facilities for future growth.

In a separate transaction, ITF's Research and Development unit, including all of its intellectual property assets, will be merged with that of Avensys' partner, Avensys Laboratories Inc. and will be renamed ITF Laboratories to leverage the strength of the ITF brand in the photonics industry. ITF Laboratories will spearhead the development of ultra-reliable fiber-optic systems; optical sensors and instrumentation; and fiber laser components.

The two proposed transactions are subject to approval from ITF's current shareholders, with final closing of the transaction expected in April 2006.

"Avensys and ITF are complementary in terms of the markets they serve. Most of Avensys Technologies' business is generated in Asia and Europe while ITF's primary market is the U.S. We expect these transactions to play a critical role as we move forward with our goals to accelerate Avensys Technology's growth and position the Company as an important agent of consolidation in this sector," stated Martin d'Amours, President and CEO of Avensys.

John Fraser, President and CEO of Manaris Corporation continued: "Both of these transactions represent strategic milestones for Manaris and Avensys as they facilitate the execution of our plan for expansion of shareholder value. They play a critical role in positioning Avensys as a leader in the photonics and environmental monitoring marketplaces."


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[LETTER HEAD]                      1155 Rene-Levesque Boulevard West, Suite 2720
                                                       Montreal, Quebec, H3B 2K8
                                              T(514) 337-2447 // F(514) 337 0985


ABOUT AVENSYS INC.

Avensys, through its Avensys Solutions division, is an industry leader in providing environmental monitoring of air, water and soil, as well as buildings and materials in the Canadian marketplace. Avensys' reputation is built on a successful track record of solving environmental monitoring problems, from real time monitoring of physical variables or chemical levels, to macro scale wireless landslide and flood warning systems.

Avensys Technologies, Avensys' manufacturing division, produces and distributes Fiber Bragg Grating and other optical components & instrumentation worldwide. Avensys is also a pioneer in the development of packaged fiber-based sensors and possesses leading edge intellectual property. For more information, please visit www.avensys.ca.

ABOUT ITF OPTICAL TECHNOLOGIES INC.

ITF Optical Technologies is a privately-held designer and manufacturer of passive photonic components and modules based on its proprietary All-Fiber(R) technology. ITF components and solutions offer a strong combination of design flexibility, optical performance and long-term reliability. For more information on ITF, visit www.itfoptical.com.

ABOUT MANARIS CORPORATION

Manaris Corporation, through its two wholly-owned subsidiaries, offers risk mitigation solutions. C-Chip Technologies (North America) specializes in the high-tech sector of the security industry, offering technology that allows business users to efficiently access, control, manage and monitor remote assets at low costs. Avensys enables businesses to monitor different types of environments, including air, soil and water, as well as buildings and materials. Avensys also produces fiber optic components and sensors. For more information please visit www.manariscorp.com.


CONTACTS:
John Fraser
President and CEO, Manaris Corporation
514.337.2447
jgfraser@manariscorp.com

Martin d'Amours
President and CEO, Avensys
514.428.6766
mdamours@avensys.ca

Linda Farha
Zenergy Communications
514.273.4034
linda@zenergycom.com


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